EXHIBIT 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Reports Good Start to 2007 Year;
Cites Strong Organic Sales Growth and Cash Flow Generation;
Reaffirms EPS Guidance for 2007 Year

Oak Brook, IL - April 24, 2007 - RC2 Corporation (NASDAQ:RCRC), today announced its results for the first quarter ended March 31, 2007. First quarter net sales increased approximately 11% to $112.6 million compared with $101.7 million for the first quarter a year ago. Net sales for the first quarter of 2007 excluding $6.0 million in net sales of discontinued product lines increased approximately 13% as compared with net sales for the first quarter of 2006 excluding $7.4 million in net sales from discontinued product lines. Net income was $8.1 million or $0.37 per diluted share in the 2007 first quarter as compared with $7.5 million or $0.35 per diluted share in the year ago first quarter.

The net sales increase was primarily attributable to the growth in the infant and toddler products and preschool products categories. (Refer to the attached supplemental sales reporting schedule.) The infant and toddler products category showed an increase of approximately 18% primarily driven by the Soothie™ bottle feeding system, Take & Toss® toddler self-feeding system and American Red Cross health and wellness products marketed under our The First Years® brand and the newly re-launched Lamaze infant development products. The preschool products category experienced an increase of approximately 8% primarily driven by Learning Curve®’s Thomas & Friends and Bob the Builder product lines. The youth and adult products category increased approximately 2%, driven by John Deere toy replicas marketed under our Ertl® brand. Net sales in the youth and adult products category for the first quarter of 2007 excluding $5.9 million in net sales of discontinued product lines increased by approximately 14% as compared with net sales for the first quarter of 2006 excluding $7.3 million in net sales from discontinued product lines.

The 2007 first quarter gross margin decreased to 44.8% as compared with 46.5% in the prior year first quarter. The gross margin decline was primarily due to a less favorable product sales and channel mix, higher input costs, especially die-cast products, and increased sales promotions. Selling, general and administrative expenses increased to $37.8 million in the first quarter of 2007 as compared with $34.1 million in the first quarter of 2006. The increase is primarily due to increased distribution, royalties and advertising and marketing expenses. Selling, general and administrative expenses as a percentage of net sales were almost flat at 33.5% in the 2007 first quarter as compared with 33.6% in the 2006 first quarter. Operating income decreased slightly to $12.5 million from $12.8 million in the year ago period, and as a percentage of net sales, decreased to 11.1% of net sales from 12.6% in the prior year first quarter. Additionally, net interest expense for the first quarter of 2007 decreased approximately 70% to $0.3 million from $1.0 million in the prior year first quarter.

Cash and Debt
During the first quarter, the Company generated over $22 million of operating cash flow and paid off its outstanding bank debt. As of March 31, 2007, the Company’s cash balances exceeded $25 million. Additionally, in late February, the Company announced a program to repurchase up to $75 million of the Company’s common stock. The Company has not yet repurchased any shares under this program.

Commentary
Curt Stoelting, CEO of RC2 commented, “Strong organic sales growth in all of our product categories drove our first quarter performance and we expect to see continued growth as we expand distribution and launch new products in 2007. We do, however, expect a slower growth rate in preschool products year over year for the rest of 2007 due primarily to negative trends in ride-ons.

“We are enthusiastic about new products launching later this year, including the Take Along by Learning Curve’s Nickelodeon product line and our new Play Town™ platform brand featuring both licensed and non-licensed preschool wooden figures, playsets and books. We are also very excited to launch in the second half of the year, Battle Wheels™ and V-Bot™, two new radio-control products marketed under our Johnny Lightning® toy brand. Additionally, we are pleased to announce that we have renewed our license agreement with Disney and are developing a new line of Winnie the Pooh infant play products, marketed under the Learning Curve brand, which will begin shipping this fall. We are continuing to intensify our focus and increase our allocation of resources and investment in our higher growth infant, toddler, preschool and youth product categories.

“As expected, our gross margin declined in the first quarter, as we continued to experience the impact of increased China and raw material costs, particularly zinc, and a shift in our product and distribution mix. The cost increases in zinc negatively impacted gross margin by over 150 basis points in the quarter. We expect that these cost pressures will continue to impact margins, especially in the second quarter.   Our operating expenses in the first quarter were negatively impacted, as anticipated, by increased licensing, advertising and marketing costs. As previously announced, we are increasing investment spending by approximately $9 million in 2007 to support our new product launches and to build consumer awareness of our owned brands. We estimate that $5 million to $7 million of this amount will be expensed in 2007. In the first quarter, investment spending was approximately $0.6 million as many of these expenditures are timed with new product launches and with new consumer marketing activities which will build throughout the year.

“A key component of our consumer marketing plan is our recently announced multi-year digital media partnership with WhatToExpect.com. The goal of this effort is to enhance our relationship with expectant moms through the first six years of their children’s lives and to build the consumer awareness of our Learning Curve brand while promoting our extensive line of infant, toddler and preschool products. A key element of this partnership will be the creation of a major new area on WhatToExpect.com called The Playroom by Learning Curve™, which is expected to launch this June. We believe investment spending on this initiative will provide both short-term and long-term benefits.”

Stoelting concluded, “During the quarter, we generated over $17 million in EBITDA, over $22 million in operating cash flow, and paid down all remaining debt, leaving us with a debt free balance sheet and over $25 million in cash at quarter-end. We also announced a stock repurchase program during the quarter and have the financial flexibility to enhance shareholder value by repurchasing stock and by continuing to invest in new products and brand development as well as acquire complementary businesses.”

Financial Outlook
The 2007 outlook remains the same as the outlook detailed in the 2006 fourth quarter and year-end release issued on February 13, 2007. Net sales for 2006 excluding sold and discontinued product lines totaled $481.4 million. From this base level of 2006 net sales, the Company expects sales growth in 2007. Overall sales increases are dependent on a number of factors including continued success and expansion of continuing product lines, successful introductions of new products and product lines and renewal of key licenses. Other key factors include seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

The Company sees continued downward pressure on its gross margins through at least the first half of 2007, due primarily to the increased costs of its die-cast products and the timing of expected price increases. The Company also expects higher licensing costs in 2007 and higher levels of expense from investment spending in consumer marketing and in building and launching owned brands. The Company expects that seasonality will continue to be a significant factor. Based on current sales and margin estimates and including planned levels of expense from investment spending ranging from $5 million to $7 million, the Company continues to expect that full year 2007 diluted earnings per share will range from $2.60 to $2.75. The Company also expects that 2007 second quarter diluted earnings per share may be lower than the 2006 second quarter diluted earnings per share from continuing operations of $0.38.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including net sales adjusted to exclude net sales from discontinued product lines and EBITDA (as described in more detail in the next section). Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context. See the "Net Sales by Category Excluding Discontinued Product Lines" and "Calculation of EBITDA" tables below.

EBITDA
EBITDA is defined as earnings before interest, taxes, depreciation and amortization and represents operating profit plus other non-cash charges set forth in the attached Calculation of EBITDA. EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, April 24, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant products that are targeted to consumers of all ages. RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street. RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Table to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)

Net sales	$112,593	$101,672
Cost of sales (1)	62,131	54,395
Gross profit	50,462	47,277
Selling, general and administrative expenses (1)	37,768	34,116
Amortization of intangible assets	213	315
Operating income	12,481	12,846
Interest expense, net	302	1,015
Other income	(466)	(155)
Income from continuing operations before income taxes	12,645	11,986
Income tax expense	4,586	4,420
Income from continuing operations	8,059	7,566
Loss from discontinued operations, net of tax	-	76
Net income	$8,059	$7,490

(1)   Depreciation expense was $3.6 million and $3.5 million for the quarters ended March 31, 2007 and 2006, respectively.  Compensation expense for stock options was $1.0 million in each of the quarters ended March 31, 2007 and 2006.

EPS:
Basic earnings per share:
Income from continuing operations	$0.38	$0.36
Loss from discontinued operations	-	-
Net income	$0.38	$0.36
Diluted earnings per share:
Income from continuing operations	$0.37	$0.35
Loss from discontinued operations	-	-
Net income	$0.37	$0.35
Weighted average shares outstanding:
Basic	21,116	20,750
Diluted	21,519	21,262

	Selected Consolidated Balance Sheet Data

	March 31, 2007	December 31, 2006	March 31, 2006
	(Unaudited)		(Unaudited)

Cash and cash equivalents	$25,266	$25,365	$14,226
Trade accounts receivable, net	85,004	112,937	84,822
Inventory	86,467	83,650	77,342
Accounts payable and accrued expenses	66,532	84,159	64,939
Lines of credit	-	-	3,592
Term loan	-	22,438	59,375
Stockholders' equity	$463,367	$451,926	$409,463

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

Net Sales by Category and Channel

	Quarter ended March 31, 2007	Quarter ended March 31, 2006
Net sales by category:
Infant and toddler products	$51,400	$43,739
Preschool products	40,693	37,831
Youth and adult products	20,500	20,102
Net sales	$112,593	$101,672

Net sales by channel:
Chain retailers	$80,343	$72,441
Specialty retailers, wholesalers & OEM dealers	30,038	26,687
Corporate promotional, direct to consumer & other	2,212	2,544
Net sales	$112,593	$101,672

Net sales from discontinued operations	--	$1,837

Net Sales by Category Excluding
Discontinued Product Lines

	Quarter ended March 31, 2007	Quarter ended March 31, 2006
Net sales by category:
Infant & toddler products	$51,343	$43,625
Preschool products	40,693	37,818
Youth & adult products	14,590	12,811
Net sales, as adjusted	106,626	94,254
Discontinued product lines	5,967	7,418
Net sales	$112,593	$101,672

Calculation of EBITDA
(Earnings before interest, taxes, depreciation, amortization and non-cash items)

	Quarter ended March 31, 2007	Quarter ended March 31, 2006
Operating income	$12,481	$12,846
Depreciation	3,604	3,535
Amortization	213	315
Compensation expense for stock options	1,046	1,005

EBITDA	$17,344	$17,701